Exhibit 99.1

FOR IMMEDIATE RELEASE	MARCH 1, 2010

SYKES ENTERPRISES, INCORPORATED REPORTS
FOURTH-QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS
Fourth quarter 2009 revenues of $220.5 million
surpass business outlook range of $213 million to $215 million;
2010 business outlook: sustained revenue growth & solid
progress toward achieving anticipated cost synergies
TAMPA, FL — March 1, 2010 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today fourth-quarter and full-year 2009 financial results.
Fourth quarter 2009 Highlights
•	Fourth quarter 2009 revenues of $220.5 million increased $19.7 million, or 9.8%, over the comparable quarter last year; on a constant currency basis, revenues increased 4.0% comparably, driven by the communications, financial services, healthcare and transportation verticals

•	SYKES and ICT Group, Inc. (“ICTG”) entered into a definitive merger agreement under which SYKES acquired ICTG on February 2, 2010; the acquisition provides strategic benefits of revenue scale with minimal client overlap, broader and deeper vertical expertise, enhanced global delivery footprint, risk diversification and opportunity for sustainable long-term revenue growth and operating margin expansion

•	Fourth quarter 2009 operating margin was 6.7% versus 6.8% on a comparable basis; fourth quarter 2009 operating margin included $2.3 million (1.1% of revenues) in transaction costs related to the ICTG acquisition and $0.7 million (0.3% of revenues) related to Kelly, Luttmer & Associates Limited (KLA) lease termination; excluding the transaction costs and lease termination, the 130 basis points comparable operating margin increase was due principally to higher-than-expected revenue growth and expense leverage

•	The Company sustained its strong balance sheet with a year-end cash balance of $360.2 million

•	Cash flow from operations during the quarter was up comparably by approximately 14% to $27.8 million, with capital expenditures of $7.1 million

Fourth Quarter 2009 Review
Americas
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America and the Asia Pacific region), increased 10.5% to $152.8 million, or 69.3% of total revenues, for the fourth quarter of 2009. Revenues for the prior year period totaled $138.3 million, or 68.9% of total revenues. The comparable revenue increase of $14.5 million included a $9.7 million increase in customer care demand and $4.8 million in favorable translation impact from stronger currencies within the Americas region relative to the U.S. dollar. Excluding the currency impact, the 7.0% constant currency comparable increase in customer care demand was from existing and new clients across the communications, transportation, healthcare and financial services verticals. In particular, demand within the healthcare vertical was driven partly by Canadian call volumes related to the H1N1 virus. Approximately 57% of the Americas fourth quarter 2009 revenues was generated from services provided offshore compared to approximately 63% in the prior year quarter, with the percentage decrease due primarily to an increased revenue contribution from the U.S.
The Americas income from operations for the fourth quarter of 2009 increased $3.1 million to $22.3 million, with an operating margin of 14.6% versus 13.9% in the comparable quarter last year. The Americas fourth quarter 2009 operating margin reflects the impact of the KLA lease termination, approximately 0.4% of Americas revenues. Excluding the lease termination, the 110 basis points comparable increase in the Americas operating margin was due to higher-than-expected revenue growth, lower weather related auto tow claims costs in Canada and expense leverage, including lower salaries, travel, recruiting and depreciation and amortization as a percentage of Americas revenues.
EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 8.3% to $67.7 million, representing 30.7% of SYKES’ total revenues for the fourth quarter of 2009 compared to $62.5 million, or 31.1%, in the prior year’s fourth quarter. The $5.2 million comparable revenue increase was due to a $6.9 million contribution from a stronger Euro relative to the U.S. dollar, partially offset by $1.7 million decrease in customer care demand. Excluding the currency impact, the 2.8% constant currency revenue decrease in customer care demand was due largely to weakness within the technology vertical, which was more than offset by higher-than-expected demand from the communications and transportation verticals. Although there are some encouraging signs about end market demand for technology products in EMEA, the Company’s outlook remains cautious until it sees a sustained pick-up in that demand. In the meantime, the Company continues to gain traction in EMEA with new client wins within the communications and financial services verticals
The EMEA income from operations for the fourth quarter of 2009 decreased $0.6 million to $4.8 million, with an operating margin of 7.1% versus 8.7% in the comparable quarter last year. The 160 basis points comparable decrease in the EMEA operating margin was chiefly the result of soft customer care demand without the commensurate reduction in labor costs, offsetting benefits from lower travel expenses and recruiting fees. The Company continues to make headway in reducing its direct and indirect expenses, positioning itself for margin improvement as demand eventually stabilizes.
Corporate G&A Expenses
Corporate costs increased 10.7% to $12.2 million, or 5.5% of revenues, in the fourth quarter of 2009, compared to $11.0 million, or 5.5% of revenues, in the comparable quarter last year. Excluding $2.3 million in transaction costs (legal and professional fees) associated with the ICTG acquisition, or 1.1% of revenues, corporate costs declined due principally to expense control, including lower marketing, travel and non-transaction related professional fees.

Interest & Other Income and Taxes
Interest and other expense for the fourth quarter of 2009 totaled approximately $1.4 million compared to other income of $5.2 million for the same period in the prior year. The $6.6 million negative swing in interest and other income was primarily attributable to realized and unrealized foreign currency transaction losses which resulted primarily from U.S. dollar denominated assets and liabilities held by the Company’s international subsidiaries, coupled with lower interest income resulting from lower interest rates on higher average cash balances and higher interest expense reflecting higher average levels of outstanding short-term debt, primarily related to the short-term loan extended to SYKES in December 2009.
The Company’s fourth quarter 2009 effective tax rate was 134.7% versus 59.3% in the same period last year and above the 23% to 25% range provided in the Company’s fourth quarter 2009 business outlook. The increase in the effective tax rate on a comparable basis and from the range provided in last quarter’s business outlook was due principally to the Company’s deemed change of assertion in the fourth quarter of 2009 regarding permanent reinvestment of $85 million of its foreign subsidiaries’ accumulated and undistributed earnings, which came about due to the Company’s borrowing of a $75 million Term Loan on February 2, 2010, to close the ICT Group acquisition and a $10 million increase in its estimate of costs related to the ICT Group acquisition (please see SYKES’ Annual Report on Form 10-K for the year ending December 31, 2009, which will be filed with the SEC on March 1, 2010, for further details).
The Company’s fourth quarter 2009 earnings per share was a loss of $0.11 versus earnings of $0.19 in the comparable quarter last year and $0.32 to $0.35 provided in the Company’s fourth quarter 2009 business outlook. The $0.11 per share loss included the unfavorable impact of approximately $0.36 per share related to the deemed change of assertion in the fourth quarter of 2009, $0.04 per share related to ICTG transaction costs and $0.01 per share related to the KLA lease termination.
The Company’s fourth quarter 2009 business outlook provided an earnings per share range of $0.32 to $0.35, which did not include the impact of the deemed change of assertion, ICTG transaction costs and KLA lease termination expense. Excluding the previously mentioned items and assuming a tax rate of 23% to 25% provided in the Company’s fourth quarter 2009 business outlook and including the $0.4 million in interest income earned during the fourth quarter, earnings per share would have been $0.34.
2009 Financial Highlights
•	Consolidated 2009 revenues of $846.0 million, increased $26.8 million, or 3.3%, on a comparable basis; on a constant currency basis, revenues increased 8.3% comparably, driven by the communications and financial services verticals

•	Consolidated 2009 income from operations increased 6.7% to $70.1 million, with operating margins at 8.3% vs. 8.0% on a comparable basis; full year 2009 operating margin included $3.3 million (0.4% of revenues) in transaction costs related to the ICTG acquisition, a $1.9 million (0.2% of revenues) impairment loss on intangibles related to the March 2005 acquisition of Kelly, Luttmer & Associates Limited (KLA) and $0.7 (0.1% of revenues) million in lease termination costs related to KLA; excluding the transaction costs, impairment loss and lease termination, the 100 basis points comparable operating margin increase was due principally to higher-than-expected revenue growth and expense leverage, coupled with favorable translation of certain non-dollar denominated expenses

2009 Twelve-Month Review
Americas
For the twelve-months ended December 31, 2009, revenues generated from the Company’s clients in the Americas segment increased 8.3% to $597.5 million, or 70.6% of total revenues. This compared to revenues of $551.8 million, or 67.4% of total revenues, for the twelve-months of 2008. The comparable revenue increase of $45.7 million included a $64.6 million increase in customer care demand offsetting the negative impact of $18.9 million from weaker currencies within the Americas region relative to the U.S. dollar. Excluding the currency impact, the 11.7% constant currency comparable increase in customer care demand was driven by growth from existing and new clients primarily across the communications and financial services verticals. Approximately 60% of the Americas 2009 revenues was generated from services provided offshore compared to approximately 62% in the prior year, with the percentage decrease due primarily to an increased revenue contribution from the U.S.
The Americas income from operations for 2009 was up 15.4% to $98.5 million, with an operating margin of 16.5% versus 15.5% in 2008. The Americas 2009 operating margin reflects the impact of $1.9 million (0.3% of Americas revenues) impairment loss on intangibles and $0.7 (0.1% of Americas revenues) million in lease termination related to KLA. Excluding the impairment loss and lease termination, the 140 basis points comparable increase in the Americas operating margin was due to higher-than-anticipated revenue growth, favorable translation of certain non-dollar denominated expenses, lower weather-related auto tow claims costs and expense leverage, including lower depreciation and amortization, recruiting and travel expenses.
EMEA
For the twelve-months ended December 31, 2009, revenues from the Company’s EMEA region decreased 7.1% to $248.5 million, representing 29.4% of SYKES’ total revenues, compared to $267.4 million, or 32.6%, in the prior year. Of the $18.9 million decrease in year-over-year EMEA revenues, $22.4 million was due to a weaker Euro relative to the U.S. dollar for most of the year, offset by $3.5 million growth in customer care demand. Excluding the currency impact, the 1.3% comparable growth in customer care demand was driven by existing and new client programs principally within the communications vertical.
The EMEA income from operations for 2009 decreased 28.6% to $15.1 million, with an operating margin of 6.1% versus 7.9% in 2008. The 180 basis points comparable decrease in the EMEA operating margin was due to negative operating leverage owing to a reduction in customer care demand without the commensurate reduction in labor costs, offsetting benefits from lower travel, recruiting and other costs.
Corporate G&A Expenses
Corporate costs for the twelve months ended December 31, 2009 increased $2.7 million to $43.5 million, or 5.1% of revenues, from $40.8 million, or 5.0% of revenues, in 2008. Excluding $3.3 million in transaction costs associated with the ICTG acquisition, or 0.4% of revenues, the decline in corporate costs was due principally to expense control, including lower marketing, travel and non-transaction related professional fees.
Impairment Loss on Investment in SHPS
During the year, the Company recorded an impairment loss on its investment in SHPS of $2.1 million, or 0.2% of revenues. The details surrounding the SHPS impairment are included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009.

Interest & other Income and Taxes
Interest and other income for 2009 totaled approximately $1.3 million compared to interest and other income of $16.3 million for the same period in the prior year. The $15.0 million decrease in other income was primarily attributable to realized and unrealized foreign currency transaction losses which resulted primarily from U.S. dollar denominated assets and liabilities held by the Company’s international subsidiaries, coupled with lower interest income resulting from lower interest rates on higher average cash balances and higher interest expense reflecting higher average levels of outstanding short-term debt, primarily related to the short-term loan extended to SYKES.
For 2009, the Company’s tax rate was 37.7% versus 26.1% in 2008 and above the 16% to 18% range provided in the Company’s full-year 2009 business outlook. The increase in the effective tax rate on a comparable basis and relative to the full-year outlook was due principally to the Company’s deemed change of assertion in the fourth quarter of 2009 regarding permanent reinvestment of $85 million of its foreign subsidiaries’ accumulated and undistributed earnings, which came about due to the Company’s borrowing of a $75 million Term Loan on February 2, 2010, to close the ICT Group acquisition and a $10 million increase in its estimate of costs related to the ICT Group acquisition (please see SYKES’ Annual Report on Form 10-K for the year ending December 31, 2009, which will be filed with the SEC on March 1, 2010, for further details).
Liquidity and Capital Resources
The Company’s balance sheet at December 31, 2009 remained strong with a total cash balance of $360.2 million, including restricted cash of $80.3 million resulting from the $75 million short-term loan (maturing March 31, 2010) extended by KeyBank National Association related to the funding of the ICT Group acquisition. At December 31, 2009, the Company also had $50 million of capacity available under its credit facility. For the twelve months ended December 31, 2009, the Company generated $87.6 million in cash flow from operations and incurred capital expenditures of $30.3 million.
On February 2, 2010, the Company entered into a new Credit Agreement with a group of lenders and KeyBank National Association. The New Credit Agreement provides for a $75 million term loan and a $75 million revolving credit facility, replacing the Company’s previous senior revolving credit facility of $50 million. The Company drew down the full $75 million term loan on February 2, 2010 in connection with the acquisition of ICT Group.
Business Outlook
Due to the acquisition of ICT Group described in a press release issued October 6, 2009, the Company’s earnings per share business outlook effective first quarter 2010 will be presented on an adjusted earnings per share basis, a non-GAAP measure. The adjusted earnings per share outlook will exclude the impact of severance and consulting engagement costs by former ICT Group executives, merger and integration costs and the amortization of acquisition-related intangible assets, while including anticipated cost synergies. Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of the Company which allows investors to better understand and evaluate the business as it is expected to operate in future periods. The non-GAAP measures of financial performance used by the Company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. SYKES’ non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.
The assumptions driving the business outlook are as follows:
•	Since the close of the acquisition of ICT Group on February 2, 2010, the Company has made solid progress toward achieving the $20 million in anticipated cost synergies in 2010. The Company’s adjusted earnings per share estimates include pre-tax cost synergies of $2 million in the first quarter of 2010 and $18 million for the full-year;

•	Overall, the Company continues to experience sustained growth in customer care demand. Within the Americas region, customer care demand is expected to be driven by new programs with certain existing clients as well as expansion of existing programs within the communications and financial services verticals, partially tempered by lower demand with certain existing clients due to macroeconomic weakness. In the EMEA region, as discussed in previous quarters, the Company continues to experience soft demand and weak pricing trends among certain clients largely within the technology and, to a limited extent, communications verticals. To address the pricing issue, the Company plans to shift some demand to new lower-cost delivery geographies within EMEA, where practicable, while exiting certain client programs. Although the Company is gaining traction in EMEA with new client wins within the communications and financial services verticals, the overall macro-economic environment remains a headwind. Separately, since the acquisition of ICT Group closed February 2, 2010, the combined company’s first quarter and full-year 2010 results will not include revenue and earnings per share contribution from ICT Group for the month of January versus full three-months and twelve months in the comparable periods of 2009;

•	The Company’s revenues and adjusted earnings per share assumptions were based on foreign exchange rates as of February 2010. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets it serves could have a significant impact on revenues and adjusted earnings per share relative to the business outlook;

•	Although the Company’s primary focus will be optimizing and driving utilization from existing seats due to the acquisition of ICT Group, it expects new seat additions of 1,500 to 1,600 on a gross basis in the first-half of 2010 in order to serve both existing and new clients. Accordingly, ramp-related expenses associated with the capacity additions are anticipated to be weighted more toward the first-half of 2010, which is expected to negatively impact margins;

•	Anticipated net interest expense of approximately $2.0 million and $5.5 million for the first quarter and full-year 2010, respectively, which includes interest expense related to the funding of the ICT Group acquisition. These amounts exclude the potential impact of any foreign exchange gains or losses in other income; and

•	An increase in the comparable first-quarter and full-year 2010 estimated tax rate versus the year-ago periods reflects a shift in the mix of earnings to higher tax jurisdictions and the absence of the benefit related to the release of the valuation allowance. The tax rate for first quarter 2010 could still vary significantly from what is currently estimated due to the timing of costs related to ICT Group.
Considering the above factors, the Company anticipates the following financial results for the three months ended March 31, 2010:
•	Revenues in the range of $267 million to $270 million

•	Tax rate of approximately of 25%, subject to volatility from quarter to quarter

•	Fully diluted share count of approximately 45 million

•	*Earnings (loss) per share in the range of ($0.16) to ($0.18)

•	Adjusted diluted earnings per share in the range of $0.20 to $0.24

•	Capital expenditures in the range of $10.0 million to $13.0 million
For the twelve months ended December 31, 2010, the Company anticipates the following financial results:
•	Revenues in the range of $1,240 million to $1,255 million

•	Tax rate of approximately 23% to 25%

•	Fully diluted share count of approximately 46.5 million

•	*Diluted earnings per share in the range of $0.83 to $0.94

•	Adjusted diluted earnings per share in the range of $1.38 to $1.55

•	Capital expenditures in the range of $40 million to $45 million
*See “Business Outlook Reconciliation” for First Quarter and Full-Year 2010 earnings per share.
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, March 2, 2010 at 10:00 a.m. Eastern Standard Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/phoenix.zhtml?c=119541&p=irol-news&nyo=0.
Non-GAAP Financial Measure
Adjusted earnings per diluted share is an important indicator of performance as this non-GAAP financial measure assists readers in further understanding the Company’s results of operations and trends from period-to-period exclusive of certain acquisition-related items. Adjusted earnings per diluted share, however, is a supplemental measure of performance that is not required by, or presented in accordance with, U.S. Generally Accepted Accounting Principles (GAAP).
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) the potential of cost savings/synergies associated with the ICTG acquisition not being realized, or not being realized within the anticipated time period, (xxvii) the potential loss of key clients related to the ICTG acquisition, (xxviii) risks related to the integration of the businesses of SYKES and ICTG and (xxix) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SY KES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2009	2008
Revenues	$220,467	$200,774
Direct salaries and related costs	(142,540)	(128,936)
General and administrative	(63,048)	(58,266)

Income from operations	14,879	13,572
Other income (expense), net	(1,382)	5,193

Income before provision for income taxes	13,497	18,765
Provision for income taxes	(18,186)	(11,135)
Net income (loss)	$(4,689)	$7,630

Net income (loss) per basic share	$(0.11)	$0.19
Shares outstanding, basic	40,827	40,687

Net income (loss) per diluted share	$(0.11)	$0.19
Shares outstanding, diluted	41,151	41,092

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	December 31,	December 31,
	2009	2008
Revenues	$846,041	$819,190
Direct salaries and related costs	(540,949)	(524,133)
General and administrative	(233,061)	(229,349)
Canada’s KLA Impairment	(1,908)	—

Income from operations	70,123	65,708
Other income, net	1,295	16,274
SHPS Impairment	(2,089)	—

Income before provision for income taxes	69,329	81,982
Provision for income taxes	(26,118)	(21,421)

Net income	$43,211	$60,561

Net income per basic share	$1.06	$1.49
Shares outstanding, basic	40,707	40,618

Net income per diluted share	$1.05	$1.48
Shares outstanding, diluted	41,026	40,961

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Revenues:
Americas	$152,808	$138,292
EMEA	67,659	62,482

Total	$220,467	$200,774

Operating Income:
Americas	$22,289	$19,205
EMEA	4,820	5,414
Corporate G&A expenses	(12,230)	(11,047)

Income from operations	14,879	13,572
Other income (expense), net	(1,382)	5,193
Provision for income taxes	(18,186)	(11,135)

Net income (loss)	$(4,689)	$7,630

	Twelve Months Ended
	December 31,	December 31,
	2009	2008
Revenues:
Americas	$597,490	$551,761
EMEA	248,551	267,429

Total	$846,041	$819,190

Operating Income:
Americas	$98,494	$85,383
EMEA	15,130	21,178
Corporate G&A expenses	(43,501)	(40,853)

Income from operations	70,123	65,708
SHPS Impairment	(2,089)	—
Other income, net	1,295	16,274
Provision for income taxes	(26,118)	(21,421)

Net income	$43,211	$60,561

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
Assets:
Current assets	$547,854	$396,518
Property and equipment, net	80,264	80,390
Other noncurrent assets	44,353	52,634

Total assets	$672,471	$529,542

Liabilities & Shareholders’ Equity:
Current liabilities	$200,418	$126,110
Noncurrent liabilities	21,379	19,402
Shareholders’ equity	450,674	384,030

Total liabilities and shareholders’ equity	$672,471	$529,542

Sykes Enterprises, Incorporated
Supplementary Data

	Q4 2009	Q4 2008
Geographic Mix (% of Total Revenues):

Americas (1)	69.3%	68.9%
Europe, Middle East & Africa (EMEA)	30.7%	31.1%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America and the Asia Pacific (APAC) Region. Latin America and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q4 2009	Q4 2008
Vertical Industry Mix (% of Total Revenues):

Communications	36%	31%
Technology / Consumer	30%	35%
Financial Services	14%	15%
Transportation & Leisure	9%	8%
Healthcare	6%	5%
Other	5%	6%

Total:	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2009	2008
Cash Flow From Operating Activities:
Net income	$(4,689)	$7,630
Depreciation and amortization	7,406	6,840
Changes in assets and liabilities and other	25,061	9,957

Net cash provided by operating activities	$27,778	$24,427

Capital expenditures	$7,070	$8,947
Cash interest paid	$256	$92
Cash taxes paid	$3,138	$9,933

	Twelve Months Ended
	December 31,	December 31,
	2009	2008
Cash Flow From Operating Activities:
Net income	$43,211	$60,561
Depreciation and amortization	28,323	27,965
Changes in assets and liabilities and other	16,078	(7,669)

Net cash provided by operating activities	$87,612	$80,857

Capital expenditures	$30,277	$34,677
Cash interest paid	$1,008	$369
Cash taxes paid	$14,660	$23,635

Sykes Enterprises, Incorporated
Business Outlook Reconciliation*

Business Outlook
First Quarter
2010
Adjusted Diluted Earnings Per Share	$0.20 — $0.24
Severance & Consulting Engagement Costs	($0.20) — ($0.22)
Merger and Integration Costs	($0.13) — ($0.15)
Amortization of Intangibles	($0.03) — ($0.05)

Earnings (loss) Per Share	($0.16) — ($0.18)

Business Outlook
Full Year
2010
Adjusted Diluted Earnings Per Share	$1.38 — $1.55
Severance & Consulting Engagement Costs	($0.19) — ($0.21)
Merger and Integration Costs	($0.16) — ($0.18)
Amortization of Intangibles	($0.20) — ($0.22)

Diluted Earnings Per Share	$0.83 — $0.94